As filed with the Securities and Exchange Commission on April 1, 2011

Registration No. 333-36383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PICO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)
California	94-2723335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

875 Prospect Street, Suite 301

La Jolla, California 92037

(888) 389-3222

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Hart

President and Chief Executive Officer

PICO Holdings, Inc.

875 Prospect Street, Suite 301

La Jolla, California 92037

(888) 389-3222

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Marty B. Lorenzo, Esq.

Matthew W. Leivo, Esq.

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

(858) 677-1400

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Yes ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $.001 per share Preferred Stock, par value $.001 per share Debt Securities Warrants Purchase Contracts Units
Total	$400,000,000	---(4)	$400,000,000	$37,268.37(5)

(1)
There are being registered hereunder such indeterminate principal amount or number of the securities of each class identified above as shall have an aggregate initial offering price not to exceed $400,000,000.  Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).  The proposed maximum aggregate offering price per security will be determined, from time to time, by the registrant in connection with the sale by the registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
(4)	Omitted pursuant to General Instruction II.D. of Form S-3.
(5)
Pursuant to Rule 457(p) under the Securities Act, the currently due filing fee of $46,440 is offset by $9,171.63, the aggregate total dollar amount of the filing fee associated with unsold securities that was previously paid for the registration statement on Form S-3 of PICO Holdings, Inc. dated November 20, 2007, File No. 333-147547.

PROSPECTUS

PICO Holdings, Inc.

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts, and Units

$400,000,000

We may from time to time offer and sell any combination of common stock, preferred stock, debt securities, warrants, purchase contracts, or units described in this prospectus in one or more offerings.  Certain selling shareholders to be identified in a prospectus supplement may also offer and sell shares of our common stock from time to time, in amounts, at prices and on terms that will be determined at the time the securities are offered.  This prospectus provides a general description of the securities we may offer and sell.  Each time we offer and sell securities we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  We will not receive any of the proceeds from the sale of shares of our common stock by the selling shareholders.

The securities may be offered and sold by us or selling shareholders to or through one or more underwriters, dealers or agents or directly to purchasers on a continuous or delayed basis.  See the “Plan of Distribution” section beginning on page 27 of this prospectus.

Our common stock is currently listed on the NASDAQ Global Market under the symbol “PICO.”  On March 31, 2011, the closing price of our common stock on the NASDAQ Global Market was $30.06.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.

Investing in these securities involves risks.  See the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus is dated April 1, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process.  Under this shelf process, we may offer and sell any combination of the securities described in this prospectus and the selling shareholders may offer and sell shares of common stock in one or more offerings.  This prospectus provides you with a general description of the securities we may offer and sell.  Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.  This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, regarding our business, financial condition, results of operations, and prospects, including, without limitation, statements about our expectations, beliefs, intentions, anticipated developments, and other information concerning future matters.  Words such as “may,” “will,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on current expectations and assumptions and are not guarantees of future performance.  Consequently, forward-looking statements are inherently subject to risk and uncertainties, and the actual results and outcomes could differ materially from future results and outcomes expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the section “Risk Factors,” as well as those discussed elsewhere in this prospectus and in other filings we may make from time to time with the SEC after the date of this report.  Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.  We undertake no obligation to (and we expressly disclaim any obligation to) revise or update any forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance that may arise after the date of this prospectus.  Readers are urged to carefully review and consider the various disclosures made in this prospectus, and the other filings we may make from time to time with the SEC after the date of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations, and prospects.

ABOUT PICO HOLDINGS, INC.

PICO Holdings, Inc. (“PICO”) is a diversified holding company.  Unless indicated otherwise, in this prospectus PICO and its subsidiaries are collectively referred to as “PICO,” “the Company,” or by words such as “we” and “our.”  We seek to build and operate businesses where we believe significant value can be created from the development of unique assets, and to acquire businesses we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value.

Our objective is to maximize long-term shareholder value.  Our goal is to manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

As of December 31, 2010, our business is separated into five operating segments:

•	Water Resource and Water Storage Operations;
•	Real Estate Operations;
•	Insurance in “Run-Off” Operations;
•	Corporate; and
•	Agribusiness Operations.

As of December 31, 2010, our major consolidated subsidiaries (wholly–owned unless noted) are:

•
Vidler Water Company, Inc. (“Vidler”), which acquires and develops water resources and water storage operations in the southwestern United States, with assets and operations in Nevada, Arizona, Idaho, Colorado and New Mexico;

•
Nevada Land and Resource Company, LLC (“Nevada Land”), which sells property in northern Nevada and also sells or leases certain sub-surface rights (such as mineral rights, water rights and geothermal rights) associated with Nevada Land’s property;

•	UCP, LLC (“UCP”), which acquires and develops partially-developed and finished residential housing lots in selected markets in California;
•	Physicians Insurance Company of Ohio (“Physicians”), which is “running off” its medical professional liability insurance loss reserves; and
•	Citation Insurance Company (“Citation”), which is “running off” its property and casualty insurance and workers’ compensation loss reserves.

In addition, in December 2010, we completed a transaction and invested $60 million in a new operation, PICO Northstar Hallock, LLC doing business as Northstar Agri Industries (“Northstar”).  Northstar has also received a debt financing commitment of $100 million.  Northstar will use the equity and debt funding to construct a canola seed crushing facility in Hallock, Minnesota.  We anticipate that by the fourth quarter of 2012 the facility will be fully constructed and the production of canola oil and meal from the plant will commence.  We own approximately 88% of Northstar and consolidated the results of operations of the entity.  For the year ended December 31, 2010, Northstar did not generate any results.  However, we expect that, as our equity funds and the third party debt financing is utilized to construct the canola seed crushing facility over the course of 2011 and 2012 and the plant becomes operational, Northstar will start to produce significant results of operations.

Water Resource and Water Storage Operations

Our Water Resource and Water Storage Operations are conducted through Vidler Water Company, Inc. and its subsidiaries, which we refer to collectively as Vidler.

Vidler is a private company in the water resource development business in the southwestern United States.  Vidler develops new sources of water for municipal and industrial use, either from existing supplies of water, such as water used for agricultural purposes, or from acquiring unappropriated (previously unused) water.  Vidler also develops water storage infrastructure to facilitate the efficient allocation of available water supplies.  Vidler is not a water utility, and does not currently intend to enter into regulated utility activities.

The inefficient allocation of available water between agricultural users and municipal or industrial users, or the lack of available known water supplies in a particular location, or inadequate infrastructure to fully utilize existing and new water supplies, provide opportunities for Vidler throughout the Southwest because:

•
certain areas of the Southwest experiencing long-term growth have insufficient known supplies of water to support their future growth.  Vidler identifies and develops new water supplies for communities with limited economic water resources to support future community growth.  In certain cases, to supply water from the water resources identified by Vidler, it may require regulatory approval to import the water from its source to where the demand is, or the permitting of the infrastructure required to convey the water, or both; and

•
infrastructure to recharge water will be required to store supplies during times of surplus to enable transfers from stored supplies in years where augmentation of existing supplies is required (for example, in drought conditions).

We entered the water resource development business through Vidler in 1995.  At the time, Vidler owned a limited quantity of water rights and related assets in Colorado.  Since then, Vidler has acquired or developed:

•
additional water rights and related assets, predominantly in Nevada and Arizona, two of the leading states in population growth over the past several years.  A water right is the legal right to divert water and put it to beneficial use.  Water rights are assets which can be bought and sold.  The value of a water right depends on a number of factors, which may include location, the seniority of the right, whether or not the right is transferable, or if the water can be exported.  We seek to acquire water rights at prices consistent with their current use, which, typically, is an agricultural use, with the expectation of an increase in value if the water right can be converted through the development process to a higher use, such as municipal and industrial use.  We acquire and develop our water resources with the expectation that these water resources will be  the most competitive source of water (the most economical source of water supply) to support new growth in municipalities or new commercial developments; and

•
a water storage facility in Arizona.  Vidler stores water for its own account at the Vidler Arizona Recharge Facility located approximately 70 miles west of Phoenix.  In addition, Vidler also purchases water for storage in the Phoenix, Arizona Active Management Area.

Vidler has also entered into “teaming” and joint development arrangements with third parties who have water assets but lack the capital or expertise to commercially develop these assets.  The first of these arrangements was a water delivery teaming agreement with Lincoln County Water District (“Lincoln/Vidler”), which is developing water resources in Lincoln County, Nevada.  Vidler has also entered into a joint development agreement with Carson City and Lyon County, Nevada to develop and provide water resources in Lyon County as well as a water banking agreement with Washoe County, Nevada.  We continue to explore additional teaming and joint development opportunities throughout the Southwest.

Vidler generates revenues by:

•	selling its developed water resources to real estate developers or industrial users who must secure an assured supply of water in order to receive permits for their commercial projects; and
•
storing water in Arizona from currently available surplus supplies, and then selling the stored water in future years to commercial developers or municipalities that have either exhausted their existing water supplies, or, in instances where our water represents the most economical source of water, for their commercial projects or communities.

The development of our water assets is a long-term process that requires significant capital and expertise.  A complete project – including acquisition, development, permitting and sale – may take ten years or longer.  Typically, in the regions in which we operate, new housing, commercial and industrial developments require an assured water supply (access to water supplies for at least 100 years) before a permit for the development will be issued.  The current economic environment and the corresponding slow-down in the housing market throughout the United States - including the Southwest - has impacted the timing of sales of our water assets.  However, we believe that the long-term demand for our water assets, and their economic value, are substantially underpinned by the region’s continued population growth and the increasing scarcity of sustainable water supplies to support that growth.

Real Estate Operations

Our Real Estate Operations are primarily conducted through Nevada Land and Resource Company, LLC, or Nevada Land, which operates in northern Nevada, and UCP, LLC and its subsidiaries, which we refer to collectively as UCP, which operates in California.

Nevada Land

In April 1997, we acquired Nevada Land, which at the time owned approximately 1.35 million acres of deeded real estate in northern Nevada, and certain water, mineral, and geothermal rights related to the property.  As of December 31, 2010, Nevada Land owned approximately 440,000 acres of land in northern Nevada.  Much of Nevada Land’s property is “checker-boarded” in square mile sections with publicly owned land.  The properties generally parallel the U.S. Interstate 80 corridor and the Humboldt River, from Fernley, in western Nevada, to Elko County, in northeast Nevada.

Nevada Land is one of the largest private landowners in the state of Nevada.  Real estate available for private development in Nevada is relatively scarce, as governmental agencies own or control approximately 87% of the land in Nevada.  Before we acquired Nevada Land, the property had been under the ownership of a succession of railway companies, to whom it was a non-core asset. Accordingly, when we acquired Nevada Land, we believed that the commercial potential of the property had not been maximized.

After acquiring Nevada Land, we completed a “highest and best use” study which divided the real estate into categories.  We developed strategies to maximize the value of each category, with the objective of monetizing assets once they had reached their highest and best use.  These strategies include:

•	the sale of land and water rights. There is demand for land and water rights for a variety of purposes including residential development, farming, ranching, and from industrial users;
•
the development of water rights.  Nevada Land has applied for additional water rights and where water rights are permitted, we anticipate that the value, productivity, and marketability of the related real estate will increase;

•	the management of mineral rights; and
•	the development of geothermal rights.

In recent years, Nevada Land has filed additional applications for approximately 41,500 acre-feet of water rights on its properties.  Of these applications, approximately 14,400 acre-feet of water rights have been certificated and permitted, and applications are pending for approximately 27,100 acre-feet of water use for agricultural, municipal, and industrial use.  Potentially, some of these water rights could be utilized to support the growth of municipalities in northern Nevada, or alternative energy requirements.

UCP

We formed UCP in 2007 with the objective of acquiring attractive and well-located finished and partially-developed residential lots, primarily in select California markets.  As of December 31, 2010, UCP owns or controls a total of 490 finished lots (which includes 21 completed homes and 10 partially completed homes) and 4,711 potential lots in various stages of entitlement.  The finished and entitled lots are primarily located in and around the Central Valley, the Central Coast, and the Bay Area regions of California.  As of December 31, 2010, we have expended capital of over $108 million for the acquisition and development to date of these lots.  Approximately $23 million of this capital has been financed by non–recourse, project specific debt.

We believe that, despite the conditions existing in the current housing market, there are still attractive opportunities for select real estate projects.  UCP acquires properties with compelling valuations (our purchase price has to be at a steep discount to our estimated replacement cost) in markets where there appear to be sound demand fundamentals constricted by a limited supply of buildable lots (finished lots) and declining resale home inventory.  While we are unable to predict when the housing market will recover, we anticipate, and are prepared, to hold and develop our projects for several years until homebuilders need to replenish their inventory of lots to satisfy increasing homeowner demand.

Insurance in “Run-Off” Operations

This segment consists of Physicians Insurance Company of Ohio, or Physicians, and Citation Insurance Company, or Citation.

Physicians

Until 1995, Physicians wrote medical professional liability insurance, mostly in the state of Ohio.  In 1995, we concluded that maximum value would be obtained by selling the prospective book of business (the opportunity to renew existing policies and to write new policies) and placing Physicians in “run off” (handling and resolving claims on expired policies, but not writing any new business).  Physicians wrote its last policy in 1995; however, claims can be filed until 2017 related to events which allegedly occurred during the period when Physicians provided coverage.

Insurance companies in “run off” obtain the funds to pay claims from the maturity of fixed-income securities, the sale of investments, and collections from reinsurance companies.  Once an insurance company has gone into “run off” and the last of its policies has expired, typically most revenues come from interest and dividend income, and realized gains and losses, from the investment of funds held in its insurance business in securities, principally stocks and bonds.  These assets are available to pay claims received by the insurance company.

During the “run off” process, as claims are paid, both the loss reserve liabilities and the corresponding fixed-income investment assets decrease.  Since investment income in this segment is expected to decline over time, we are attempting to minimize segment overhead expenses.  For example, during 2010 the PICO group office in Columbus, Ohio was closed, and Physicians relocated to smaller premises.

Although we regularly evaluate the strategic alternatives, we currently believe that the most advantageous option is for Physicians’ own claims personnel to manage the “run off.”  We believe that this will ensure a high standard of claims handling for our policyholders and, from the Company’s perspective, ensure the most careful examination of claims made to minimize loss and loss adjustment expense payments.

Administering our own “run off” also provides us with the following opportunities:

•
we retain management of the associated investment portfolios.  Since the claims reserves of the “run-off” insurance companies effectively recognize the cost of paying and handling claims in future years, the investment return on the corresponding investment assets, less non-insurance expenses, accrues to PICO.  We aim to maximize this source of income; and

•	to participate in favorable development in our claims reserves if there is any, although this entails the corresponding risk that we could be exposed to unfavorable development.

As the “run off” progresses, at a time in the future which cannot currently be predicted, Physicians’ claims reserves may diminish to the point where it is more cost-effective to outsource claims handling to a third party administrator.

At December 31, 2010, Physicians had $1.9 million in medical professional liability loss reserves, net of reinsurance (claims reserves which have been transferred to the reinsurer).

Citation

In 1996, Physicians completed a reverse merger with Citation’s parent company.  In the past, Citation wrote various lines of commercial property and casualty insurance and workers’ compensation insurance, primarily in California and Arizona.  At the end of 2000, Citation ceased writing business and went into “run off.”

Prior to the reverse merger, Citation had been a direct writer of workers’ compensation insurance.  Since PICO did not wish to be exposed to that line of business, shortly after the merger was completed in 1997, Citation reinsured 100% of its workers’ compensation business with a subsidiary, Citation National Insurance Company (“CNIC”), and sold CNIC to Fremont Indemnity Company (“Fremont”).  Fremont merged CNIC into Fremont, and administered and paid all of the workers’ compensation claims which had been sold to it.  From 1997 until the second quarter of 2003, Citation booked the losses reported by Fremont, and recorded an equal and offsetting reinsurance recoverable from Fremont, as an admitted reinsurer, for all losses and loss adjustment expenses.  This resulted in no net impact on Citation’s reserves and financial statements, and no net impact on our consolidated financial statements.

In June 2003, the California Department of Insurance obtained a conservation order over Fremont, and in July 2003, the California Superior Court placed Fremont in liquidation.  Since Fremont was in liquidation, it was no longer an admitted reinsurance company under the statutory basis of insurance accounting.  Consequently, Citation reversed the reinsurance recoverable from Fremont of approximately $7.5 million in its financial statements in the second quarter of 2003, and Citation assumed responsibility for the administration and payment of claims in the workers’ compensation book of business.  Citation was unsuccessful in court action to recover deposits reported as held by Fremont for Citation’s insureds.

We currently have a third-party administration agreement with Intercare Insurance Services to administer the handling and payment of claims for Citation’s workers’ compensation insurance “run-off” book of business.

At December 31, 2010, Citation had $6.9 million in loss reserves, net of reinsurance, consisting of $421,000 for property and casualty insurance, principally in the artisans/contractors line of business, and approximately $6.5 million for workers’ compensation insurance.

Corporate

This segment consists of cash and fixed-income securities, a 37% equity interest in our unconsolidated affiliate spigit, Inc. (“spigit”), and other parent company assets and liabilities.  From time to time, we invest a portion of our liquid funds in high quality fixed-income securities to earn a higher return than is available from money market funds, which currently yield only negligible returns.  The Corporate segment also contains the deferred compensation investment assets held in trust for the benefit of several PICO officers and non-employee directors, as well as the corresponding and offsetting deferred compensation liabilities.

PICO seeks to acquire businesses and interests in businesses which we identify as undervalued based on fundamental analysis -- that is, our assessment of what the business is worth, based on the private market value of its assets, earnings, and cash flow.  Typically, the business will be generating free cash flow and have a low level of debt, or, alternatively, strong interest coverage ratios or the ability to realize surplus assets.  As well as being undervalued, the business must have special qualities such as unique assets, a potential catalyst for change, or be in an industry with attractive economics.  We are also interested in acquiring businesses and interests in businesses where there is significant unrecognized value in land and other tangible assets.

We have acquired businesses and interests in businesses through the acquisition of private companies, and the purchase of shares in public companies, both directly through participation in financing transactions and through open market purchases.

When we acquire an interest in a public company, we are prepared to play an active role, by, for example, encouraging companies to use proper financial criteria when making capital expenditure decisions, or by providing financing or strategic input.  At the time we acquire an interest in a public company, we believe that the intrinsic value of the underlying business significantly exceeds the current market capitalization.  The gap between market price and intrinsic value may persist for several years, and the stock price may decline while our estimate of intrinsic value is stable or increasing.  Sometimes the gap is not eliminated until another party attempts to acquire the company.

When acquisitions become core operations, typically through majority ownership, we become involved in the management and strategic direction of the business.  If we acquire majority ownership, the business may become a separate segment in our consolidated financial statements.

At December 31, 2010, the majority of the publicly-traded equity securities held in this segment are deferred compensation assets; however, in previous years the Corporate segment contained strategic shareholdings in other public companies, most notably our holding in Jungfraubahn Holding AG (“Jungfraubahn”), which was sold in 2008.

Agribusiness Operations

In December 2010, we completed a business combination and funded $60 million of equity finance to a new operation, PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries (“Northstar”), which will construct and operate a canola seed processing plant near Hallock, Minnesota.  We anticipate that construction will be complete, and that the plant will commence production of canola oil and canola meal, in the fourth quarter of 2012.

Construction of the plant began in January 2011.  Guaranteed Maximum Price construction, engineering, and technology contracts have been executed with Karges-Faulconbridge Inc., McGough Industrial Construction LLC, and Crown Iron Works.  Each of these firms has significant prior experience in the industry. The plant will have initial crushing capacity of 1,000 tons per day.  Pending the completion of additional environmental permitting, we estimate that the capacity can be increased to 1,500 tons per day at a cost of $10.5 million.

Northstar has also received a debt financing commitment of $100 million.  Northstar will use the equity and debt funding to construct a canola seed crushing facility in Hallock, Minnesota.  We anticipate that by the fourth quarter of 2012 the facility will be fully constructed and the production of canola oil and meal from the plant will commence.  We own approximately 88% of Northstar and consolidated the results of operations of the entity.  For the year ended December 31, 2010, Northstar did not generate any results.  However, we expect that, as our equity funds and the third party debt financing is utilized to construct the canola seed crushing facility over the course of 2011 and 2012 and the plant becomes operational, Northstar will start to produce significant results of operations.

The plant is strategically located in northern Minnesota, 25 miles south of the Canadian border and approximately 150 miles north of Fargo, North Dakota, with approximately one million acres currently planted in canola within a 100 mile radius in the U.S. and Canada.  We believe that the plant’s location in the southeastern portion of the North American canola growing region is a competitive advantage, and will result in cost efficiencies.  The plant is also in close proximity to transportation infrastructure and to Midwest markets for refined canola oil and for canola meal. Northstar has executed agreements with Land O’Lakes Purina Feed, LLC (“Land O’Lakes”), the largest North American consumer of protein meal.  The agreements commit Land O’Lakes to guarantee the sale of 100% of the plant’s canola oil and canola meal output for a period of five years at market-based prices.

Canola meal is the second most consumed protein meal in the world, after soybean meal.  The dairy industry is the primary consumer of canola meal in the U.S.  The amino acid profile of canola meal enhances the milk production of dairy cows.  Currently, domestic production of canola oil meets approximately 35% of domestic demand, and the other 65% is imported, primarily from Canada.  In developed countries, vegetable oil has overtaken animal fat in consumers’ diets, due to greater awareness of the health benefits of unsaturated fat in vegetable oil, and consumption of canola oil has grown more rapidly than other vegetable oils, partly because it has the lowest saturated fat content of edible oils.  Over the past ten years, U.S. consumption of canola oil has increased by 27% in total and 15% per capita.

Northstar is raising a further $100 million to complete the construction and development of the plant, and for working capital.  Northstar has received a $100 million non-recourse, senior secured construction loan commitment from ING Capital LLC (“ING”), which will serve as the administrative agent and lead arranger for the facility.  The credit facility is underwritten, but ING has the right to require PICO to raise up to $50 million of the facility, if the debt commitment is not fully syndicated by ING by April 15, 2011.  If ING has not fully syndicated the $100 million financing by this date, we would have to raise up to $50 million through additional borrowings at Northstar, or the offering of equity, debt, or a combination of the two by the PICO parent company, and/or the sale of assets.  We expect to close on the entire construction loan financing at or around the end of the second quarter of 2011.

For 2010, Northstar had no revenues or expenses.  However, we have reported Northstar as a separate segment in the consolidated financial statements in our Annual Report on Form 10-K, which are incorporated herein by reference.  As of December 31, 2010, the Agribusiness segment had total assets of $78.4 million, primarily consisting of PICO’s $60 million equity contribution.  The remaining $18.4 million of assets (including real estate and plant equipment), less $10 million of liabilities assumed, represent the $8.4 million equity contribution of our minority partner, which is largely owned by local farmers and business people.  We anticipate that Northstar will become a significant operating segment as the facility is constructed during 2011 and 2012, and the plant becomes operational

Executive Offices

The address of our main office is 875 Prospect Street, Suite 301, La Jolla, California 92037, and our telephone number is (888) 389-3222.

RISK FACTORS

The following information sets out factors that could cause our actual results to differ materially from those contained in forward-looking statements we have made in this prospectus and those we may make from time to time.  Prior to making a decision about investing in our securities, you should carefully consider the following risks, together with the risks described in any prospectus supplement and the risks described in the Company’s most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q.  If any of the following risks occurs, our business, financial condition or operating results could be harmed.  In such case, the trading price of our securities could decline, in some cases significantly, which could result in the loss of all or part of your investment.  There may be other additional risks, not presently known to us, which may also impair our business operations.

General economic conditions could have a material adverse effect on our financial results, financial condition and our ability to grow our businesses.

All of our businesses are sensitive to general economic conditions, both nationally and locally, as well as international economic conditions.  General poor economic conditions and the resulting effect of non-existent or slow rates of growth in the markets in which we operate could have a material adverse effect on the demand for both our real estate and water assets and the canola oil and meal products from our proposed new canola seed crushing business.  These poor economic conditions include higher unemployment, inflation, deflation, increased commodity costs, decreases in consumer demand, changes in buying patterns, a weakened dollar, general transportation and higher fuel costs, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors that may affect commercial and residential development and consumer demand for vegetable oil products.  Specifically, continued high national unemployment may delay any significant recovery of the residential real estate market, which could adversely affect the demand for our real estate and water assets.  Any prolonged lack of demand for our real estate and water assets could have a significant adverse effect on our revenues, results of operations, and cash flows.  Poor economic conditions could also lead to a decrease in consumer demand for canola oil products and/or a decline in canola seed crushing margins which could have a material adverse effect on our cash flows from operations, results of operations and financial condition.

A prolonged continuation of the significant and sustained downturn that the homebuilding industry has experienced will materially adversely affect our business and results of operations.

The homebuilding industry is experiencing a significant and sustained downturn having been impacted by lack of consumer confidence and large supplies of resale and foreclosed homes.  These factors have resulted in an industry-wide weakness in demand for new homes and caused a material adverse effect on the growth of the local economies and the homebuilding industry in the southwestern U.S. markets where our real estate and water assets are located, including Nevada, Arizona, California, Colorado, Idaho, and New Mexico.  Among other considerations, the continuation of the residential and commercial real estate development process is essential for our profitability.  Additionally, current economic credit conditions have adversely impacted global credit markets and have impacted liquidity in financial markets.  These conditions could adversely affect the availability and cost of capital.  Economic conditions, including restricted liquidity in financial markets, could adversely impact various development projects within the markets in which our real estate and water assets are located and this could materially affect our ability to monetize our assets.  Declines in the U.S. housing market have reduced revenues and profitability in our real estate and water resource businesses and may continue to do so in the future.

We may not be able to realize the anticipated value of our real estate and water assets in our projected timeframe, if at all.

We expect that the current slow growth of the economy will continue to have a near-term adverse effect on real estate market fundamentals.   Depending on how markets perform both in the short and long-term, the state of the economy, both nationally and locally in the markets where our assets are concentrated, could result in a decline in the value of our existing real estate and water assets, or result in our having to retain such assets for longer than we initially expected, which would negatively impact our rate of return on our real estate and water assets, cause us to divest such assets for less than our intended return on investment, or cause us to write-down such assets to realizable value.  Such events would adversely impact our financial condition, results of operations and cash flows.

The fair values of our real estate and water assets are linked to growth factors concerning the local markets in which our assets are concentrated and may be impacted by broader economic issues.

Both the demand and fair value of our real estate and water assets are significantly affected by the growth in population and the general state of the local economies, which are affected by factors such as the local level of employment and the availability of financing and interest rates, where (1) our real estate and water assets are located, primarily in Arizona and northern Nevada, but also in Colorado, Idaho, and New Mexico, and (2) our real estate development assets are located, primarily in California.  The continuing unemployment rate in these states, as well as issues related to the credit markets may deepen or prolong a slowdown of the local economies where our real estate and water assets are located.  This could materially and adversely affect the demand for and the fair value of our real estate and water assets and, consequently, adversely affect our growth and revenues, results of operations, cash flows and the return on our investment in these assets.

Our water activities are concentrated in a limited number of assets, making our growth and profitability vulnerable to conditions and fluctuations in certain limited local economies.

In the future, we anticipate that a significant amount of our revenues, results of operations and cash flows will come from a limited number of assets, including our water resources in Nevada and Arizona and our water storage operations in Arizona.  Water resources in this region are scarce and we may not be successful in continuing to acquire and develop additional water assets.  If we are unable to develop additional water assets, our revenues will be derived from a limited number of assets, primarily located in Arizona and Nevada.  Our two most significant assets are our water storage operations in Arizona and our water resources to serve the northern valleys of Reno, Nevada.  As a result of this concentration, our invested capital and results of operations will be vulnerable to the conditions and fluctuations in these local economies and potentially to changes in local government regulations.

Our Arizona Recharge Facility is one of the few private sector water storage sites in Arizona.  To date, we have stored approximately 250,000 acre-feet at the facility for our own account.  In addition, we have approximately 145,500 acre-feet of water stored in the Phoenix Active Management Area.  We have not stored any water on behalf of any customers, and have not as yet generated any revenue from the recharge facility or from the water stored in the Phoenix Active Management Area.  We believe that the best economic return on the assets arises from storing water when surplus water is available and selling this water in periods when water is in more limited supply.  However, we cannot be certain that we will ultimately be able to sell the stored water at a price sufficient to provide an adequate economic profit, if at all.

We have constructed a pipeline approximately 35 miles long to deliver water from Fish Springs Ranch to the northern valleys of Reno, Nevada.  As of December 31, 2010, the total cost of the pipeline project, including our water credits, capitalized on our balance sheet is approximately $101.1 million.  To date, Vidler has only entered into sale agreements for a very small proportion of the total amount of water that will be conveyed through the pipeline to the northern valleys of Reno and we cannot provide any assurance that the sales prices we may obtain in the future will provide an adequate economic return, if at all.  Furthermore, the principal buyers of this water are largely real estate developers who are contending with the effects of the current weak demand that exists for new homes and residential development in this area.  Any prolonged weak demand for new homes and residential development, and, as a result, for our assets in Nevada and Arizona, would have a material adverse effect on our future revenues, results of operations and cash flows.

Our future revenues are uncertain and depend on a number of factors that may make our revenues and profitability volatile.

We engage in various business activities, including water resource acquisitions, management, development, and sale and lease activities, real estate activities and agribusiness activities.  Our future revenues and profitability related to our water resource and storage operations will primarily be dependent on our ability to acquire, develop and sell or lease water and water rights.  In light of the fact that our water resource and storage operations represent a large percentage of our overall business at present, our long-term profitability will be affected by various factors, including the availability and timing of water resource acquisitions, regulatory approvals and permits associated with such acquisitions, transportation arrangements, and changing technology.  We may also encounter unforeseen technical or other difficulties which could result in cost increases with respect to our water resource and water storage development projects.  Moreover, our profitability is significantly affected by changes in the market price of water.  Future sales and prices of water may fluctuate widely as demand is affected by climatic, economic, demographic and technological factors as well as the relative strength of the residential, commercial, financial, and industrial real estate markets.  Additionally, to the extent that we possess junior or conditional water rights, during extreme climatic conditions, such as periods of low flow or drought, our water rights could be subordinated to superior water rights holders.  The factors described above are not within our control.  One or more of these factors could impact our revenues and profitability, negatively affect our financial condition and cash flows, and cause our results of operations to be volatile.

The construction and operation of our proposed canola seed crushing facility involves many risks associated with a start-up operation.

The construction and operation of our proposed canola seed crushing facility involves many risks which include:  construction delays; cost overruns in excess of our budgeted construction and operational costs; inability to identify and hire experienced personnel to operate the facility; the potential for the breakdown of equipment and for performance to be below expected levels of output and efficiency; inability to maintain the facility at efficient operating levels sufficient to generate adequate cash flows; not obtaining and maintaining adequate feed-stock supply; and not maintaining and managing product price-risk efficiently.  Critically, we will need to sell the plant’s products (canola oil and meal) at market prices that are sufficient to generate adequate cash flows to service the debt financing used partly to fund the facility.  Additionally, we must be able to sell the plant’s products at prices that will allow us to generate an adequate and appropriate rate of return on our equity investment.  The planned facility has no operating history and may employ recently developed technology and equipment.  Moreover, due to the start-up nature of the proposed facility, we may have risks and issues that we are unable to foresee at this time.  As a result of the aforementioned risks, the new facility, once constructed, may be unable to fund principal and interest payments under its debt service obligations or may operate at a loss.  In certain situations, if the new facility fails to achieve commercial operation, or performs below certain operating levels leading to inadequate or negative cash flows, certain covenants in the agreements governing the facility’s debt financing may be breached, rendering all of the facility’s debt immediately due and payable.  As a result, our canola seed crushing plant may be foreclosed on by our debt providers and we may lose our entire investment in this operation which would lead to a material adverse effect on our financial condition, results of operations and cash flows.

We cannot assure you that we will have the financing to fund the completion of construction of our proposed canola seed crushing facility.

The successful construction of the new canola facility depends, in part, on the successful syndication of the debt financing under agreements we have entered into.  We currently have an underwriting commitment from ING Capital LLC (“ING”), for approximately $90 million of the $158 million estimated cost of constructing the canola facility, as well as a commitment for approximately $10 million for a working capital facility once the plant is constructed.  However, this commitment is subject to a number of conditions including ING’s right to require us, under a Standby Purchase Agreement, to purchase up to a maximum of $50 million if the syndication of the total underwriting of $100 million has not been completed prior to April 15, 2011.  Our ability to obtain additional financing, if ultimately necessary under such a Standby Purchase Agreement, will be highly dependent on the conditions of the capital markets that exist in the second quarter of 2011, among other things.  The capital and credit markets have recently been experiencing significant volatility and disruption.  The then-prevailing risk appetite in the equity and debt markets, the general condition and sentiment of the credit markets, the general economic environment and other macroeconomic conditions that might exist at that time could prevent us from raising additional capital or obtaining additional financing either on satisfactory terms or at all.  If we need, but cannot obtain, sufficient capital to complete the construction of our proposed canola seed crushing facility as a result of negative conditions in the capital markets or otherwise, the equity we will have provided in the facility may become impaired and we may lose our entire investment in the facility.  Such a loss would lead to a material adverse effect on our financial condition, results of operations and cash flows.

In addition, if the ultimate cost of construction of the new canola facility is in excess of our estimate of $158 million, we will need to fund any such excess costs from existing cash resources or raise additional capital on satisfactory terms.  We cannot assure you that, in the event the plant costs more than our current estimate, we will have the resources or be able to raise additional capital to complete the construction of the proposed canola seed crushing facility.

We may not be able to successfully penetrate the canola oil and meal markets.

There is no guarantee that we will be able to successfully penetrate the canola oil and meal markets.  The canola processing business is highly competitive, and other companies presently in the market, or companies that could enter the market, could adversely affect profit margins for the products we intend to sell.  While we have agreements in place with an end user of both canola oil and meal for 100% of the products we produce from our proposed facility, we will be competing with other canola seed processors who may be capable of producing significantly greater quantities of canola products than us, and may achieve higher operating efficiencies and lower costs due to their scale.

If we do not successfully identify, select and manage acquisitions and investments, or if our acquisitions or investments otherwise fail or decline in value, our financial condition could suffer.

We acquire and invest in businesses and assets that we believe are undervalued or that will benefit from additional capital, restructuring of operations, strategic initiatives, or improved competitiveness through operational efficiencies.  If an acquired business, investment or asset fails or its fair value declines, we could experience a material adverse effect on our business, financial condition, the results of operations and cash flows.  Additionally, we may not be able to find sufficient opportunities to make our business strategy successful.  If we fail to successfully identify, select and manage acquisition and investment opportunities, our business, financial condition, the results of operations and cash flows could be materially affected.  Such business failures, declines in fair values, and/or failure to successfully identify, select and manage acquisitions or investments, could result in a negative return on equity.  We could also lose part or all of our capital in these businesses and experience reductions in our net income, cash flows, assets and equity.

Future acquisitions and dispositions of our businesses, assets, operations and investments are possible, and, if unsuccessful, could reduce the value of our common shares.  Any future acquisitions or dispositions may result in significant changes in the composition of our assets and liabilities.  Consequently, our financial condition, results of operations and the trading price of our common shares may be affected by factors different from those affecting our financial condition, results of operations and trading price at the present time.

Failure to successfully manage newly acquired companies could adversely affect our business.

Our management of the operations of acquired businesses requires significant efforts, including the coordination of personnel, information technologies, research and development, sales and marketing, operations, taxation, regulatory matters, and finance.  These efforts result in additional expenses and involve significant amounts of our management’s time and could distract our management from the day-to-day operations of our business.  The diversion of our management’s attention from the day-to-day operations, or difficulties encountered in the integration process, could have a material adverse effect on our business, financial condition, and the results of operations and cash flows.  If we fail to integrate acquired businesses, personnel, resources, or assets into our operations successfully, we may be unable to achieve our strategic goals or an economic return and the value of your investment could suffer.

We operate in a variety of industries and market sectors, all of which are very competitive and susceptible to economic downturns and would be adversely affected by a recession.  We also look for opportunities in industries and market sectors in which we do not have any operating history.  For example, in 2010, we completed a business combination for a canola seed crushing operation, an agribusiness in which we have not had any previous operating experience.  A worsening of general economic or market conditions may require us to devote more of our management resources to newly acquired companies and may result in lower valuations for our businesses or investments or have a negative impact on the credit quality of our assets.

Our acquisitions may result in dilution to our shareholders and increase our exposure to additional liabilities.

We make selective acquisitions of companies that we believe could benefit from our resources of additional capital, business expertise, management direction and oversight, or existing operations.  We endeavor to enhance and realize additional value to these acquired companies through our influence and control.  Any acquisition could result in the use of a significant portion of our available cash, significant dilution to you, and significant acquisition-related charges.  Acquisitions may also result in the assumption of liabilities, including liabilities that are unknown or not fully known to us at the time of the acquisition, which could have a material adverse financial effect on us.  Moreover, we may need to incur debt obligations, in order to finance new acquisitions.  Additionally, our acquisitions and investments may yield low or negative returns for an extended period of time, which could temporarily or permanently depress our return on shareholders’ equity, and we may not realize the value of the funds invested.

We generally make acquisitions and investments that tend to be long term in nature, and for the purpose of realizing additional value by means of appropriate levels of influence and control.  We acquire businesses that we believe to be undervalued or may benefit from additional capital, restructuring of operations or management or improved competitiveness through operational efficiencies with our existing operations or through appropriate and strategic management input.  We may not be able to develop acceptable revenue streams and investment returns through the businesses we acquire, and as a result we may lose part or all of our investment in these assets.  Additionally, when any of our acquisitions do not achieve acceptable rates of return or we do not realize the value of the funds invested, we may write down the value of such acquisitions or sell the acquired businesses at a loss.  Some of our prior acquisitions have lost either part or all of the capital we invested.  Unsuccessful acquisitions could have negative impacts on our cash flows, income, assets and shareholders’ equity, which may be temporary or permanent.  Moreover, the process we employ to enhance value in our acquisitions and investments can consume considerable amounts of time and resources.  Consequently, costs incurred as a result of these acquisitions and investments may exceed their revenues and/or increases in their values, if any, for an extended period of time.

Our ability to achieve an acceptable rate of return on any particular investment is subject to a number of factors which may be beyond our control, including increased competition and loss of market share, the ability of management to implement their strategic and operational directives, cyclical or uneven financial results, technological obsolescence, foreign currency risks and regulatory delays.

We may need additional capital in the future to fund the growth of our business and acquisitions, and financing may not be available on favorable terms, if at all, or without dilution to our shareholders.

We currently anticipate that our available capital resources and operating cash flows will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next 12 months.  However, we cannot provide any assurance that such resources will be sufficient to fund the long-term growth of our business and acquisitions.  We may raise additional funds through public or private debt, equity or hybrid securities financings, including, without limitation, through the issuance of securities.

We may experience difficulty in raising necessary capital in view of the recent volatility in the capital markets and increases in the cost of finance.  Increasingly stringent rating standards could make it more difficult for us to obtain financing.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our shareholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.  The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations.  We cannot provide any assurance that any additional financing we may need will be available on terms favorable to us, or at all.  If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, take advantage of unanticipated opportunities, respond to competitive pressures or otherwise execute our strategic plan would be significantly limited.  In any such case, our business, operating results or financial condition could be materially adversely affected.

We are entering in to the homebuilding business and we will face significant competition in marketing and selling new homes.

We intend to enter the homebuilding business, in a limited manner, by building a small number of homes on certain of our finished residential lots that we own in California.  We aim to build homes only in those markets where we have identified that a sufficient demand exists for new homes.  However, the homebuilding industry is highly competitive and we will be competing with a number of national and local homebuilders in selling homes to satisfy expected demand.  Such competition could result in lower than anticipated sales volumes and/or profit margins that are below our expectations.  In addition, we will have to compete with the resale of existing homes, including foreclosed homes, which could also negatively affect the number and price of homes we are able to sell.

We may be subject to significant warranty, construction defect and liability claims in the ordinary course of our homebuilding business.

As a homebuilder, we may be subject to home warranty and construction defect claims arising in the ordinary course of business.  We may also be subject to liability claims for injuries that occur in the course of construction activities.  Due to the inherent uncertainties in such claims, we cannot provide assurance that our insurance coverage or our subcontractors’ insurance and financial resources will be sufficient to meet any warranty, construction defect and liability claims we may receive in the future.  If we are subject to claims beyond our insurance coverage, our profit from our homebuilding activities may be less than we expect and our financial condition may be adversely affected.

We will be relying on the performance of our subcontractors to build horizontal infrastructure and homes according to our budget, timetable and quality.

We will rely on subcontractors to perform the actual construction of horizontal infrastructure (in the cases where we are completing the development of entitled lots to finished lots) and of the homes we are building on certain of our finished lots.  In certain cases, we will also rely on the subcontractor to select and obtain raw materials.  As a general contractor we will be closely overseeing the activities of our subcontractors.  Our subcontractors may fail to meet either our quality control or be unable to build and complete the horizontal infrastructure or homes in the expected timetable due to subcontractor related issues such as being unable to obtain sufficient materials or skilled labor, or due to external factors such as delays arising from severe weather conditions.  Any such failure by our subcontractors could lead to increases in construction costs and construction delays.  Such increases could negatively impact the price and number of finished lots and homes we are able to sell.

We may not receive all of the permitted water rights we expect from the water rights applications we have filed in Nevada.

We have filed certain water rights applications in Nevada, primarily as part of the water teaming agreement with Lincoln County.  We deploy the capital required to enable the filed applications to be converted into permitted water rights over time as and when we deem appropriate or as otherwise required.  We only expend capital in those areas where our initial investigations lead us to believe that we can obtain a sufficient volume of water to provide an adequate economic return on the capital employed in the project.  These capital expenditures largely consist of drilling and engineering costs for water production, costs of monitoring wells, and legal and consulting costs for hearings with the State Engineer, and National Environmental Protection Act (“NEPA”) compliance costs.  Until the State Engineer permits the water rights, we cannot provide any assurance that we will be awarded all of the water that we expect based on the results of our drilling and our legal position and it may be a considerable period of time before Lincoln/Vidler is able to ascertain the final volume of water rights that will be permitted by the Nevada State Engineer.  Any significant reduction in the volume of water awarded to us from our original base expectations of the amount of water that may be permitted could adversely affect our revenues, profitability, and cash flows.

Variances in physical availability of water, along with environmental and legal restrictions and legal impediments, could impact profitability.

We value our water assets, in part, based upon the volume (as measured in acre-feet) of water we anticipate from water rights applications and our permitted water rights.  The water and water rights held by us and the transferability of these rights to other uses, persons, and places of use are governed by the laws concerning water rights in the states of Arizona, Colorado, Idaho, Nevada, and New Mexico.  The volumes of water actually derived from the water rights applications or permitted rights may vary considerably based upon physical availability and may be further limited by applicable legal restrictions.  As a result, the volume of water anticipated from the water rights applications or permitted rights may not in every case represent a reliable, firm annual yield of water, but in some cases describe the face amount of the water right claims or management’s best estimate of such entitlement.  Additionally, we may face legal restrictions on the sale or transfer of some of our water assets, which may affect their commercial value.  If we are unable to transfer or sell our water assets, we may lose some or all of our anticipated returns, which may adversely affect our revenues, profitability and cash flows.

Purchasers of our real estate and water assets may default on their obligations to us and adversely affect our results of operations and cash flow.

In certain circumstances, we finance sales of real estate and water assets, and we secure such financing through deeds of trust on the property, which are only released once the financing has been fully paid off.  Purchasers of our real estate and water assets may default on their financing obligations.  Such defaults may have an adverse effect on our business, financial condition, and the results of operations, profitability, and cash flows.

Our sale of water resources may be subject to environmental regulations which would impact our revenues, profitability, and cash flows.

The quality of the water resources we lease or sell may be subject to regulation by the United States Environmental Protection Agency acting pursuant to the United States Safe Drinking Water Act.  While environmental regulations do not directly affect us, the regulations regarding the quality of water distributed affects our intended customers and may, therefore, depending on the quality of our water, impact the price and terms upon which we may in the future sell our water resources.  If we need to reduce the price of our water resources in order to make a sale to our intended customers, our balance sheet, results of operations and financial condition could suffer.

Our water resources sales may meet with political opposition in certain locations, thereby limiting our growth in these areas.

The water resources we hold and the transferability of these assets and rights to other uses, persons, or places of use are governed by the laws concerning water rights in the states of Arizona, California, Nevada, Colorado, Idaho, and New Mexico.  Our sale of water resources is subject to the risks of delay associated with receiving all necessary regulatory approvals and permits.  Additionally, the transfer of water resources from one use to another may affect the economic base or impact other issues of a community including development, and will, in some instances, be met with local opposition including Native American tribes.  Moreover, certain of the end users of our water resources, namely municipalities, regulate the use of water in order to manage growth, thereby creating additional requirements that we must satisfy to sell and convey water resources.  If we are unable to effectively transfer, sell and convey water resources, our ability to monetize this asset will suffer and our revenues and financial condition would decline.

Our insurance companies hold material positions in equities and fixed-income securities which can cause volatility in our profitability and financial condition.

Our insurance subsidiaries hold significant positions in equities and fixed-income securities as part of their investment portfolios to cover payments for insurance claims and related costs established in our reserves for unpaid loss and loss adjustment expenses.  The fair values of the portfolios are subject to extreme volatility that affected most securities’ markets in 2008 and, to a lesser extent, 2009 and 2010.  For example, during 2008, our insurance company investment portfolios significantly declined in value as global equity and fixed-income markets in general declined in response to the weakening global economy and the tightening of credit availability and increased in value in 2009 and 2010 as debt and equity markets recovered.  As a result of the decline in value of our securities, our financial condition suffered and, in the future, any volatility in our insurance investment portfolios could adversely impact our financial condition and cash flows.  Furthermore, if the duration and extent of the declines in value of any of our securities are prolonged, we may have to provide other-than-temporary impairments against such securities which will adversely impact our profitability.  In addition, our insurance subsidiaries’ investment portfolios consist in part of thinly-traded U.S. and non-U.S. equities.  These equity securities are illiquid in nature and we cannot provide any assurance that we can timely, effectively, and efficiently liquidate and monetize those positions.

Our acquisitions of and investments in non-U.S. companies subject us to additional market and liquidity risks which could affect the value of our stock.

We have acquired, and may continue to acquire, businesses and securities in non-U.S. public companies and other assets or businesses not located in the U.S.  Typically, these non-U.S. securities are not registered with the SEC and regulation of these companies is under the jurisdiction of the relevant non-U.S country.  The respective non-U.S regulatory regime may limit our ability to obtain timely and comprehensive financial information for the non-U.S. companies in which we have invested.  In addition, if a non-U.S. company in which we invest were to take actions which could be deleterious to its shareholders, non-U.S. legal systems may make it difficult or time-consuming for us to challenge such actions.  These factors may affect our ability to acquire controlling stakes, or to dispose of our non-U.S. investments, or to realize the full fair value of our non-U.S. investments.  In addition, investments in non-U.S. countries may give rise to complex cross-border tax issues.  We aim to manage our tax affairs efficiently, but given the complexity of dealing with U.S. and non-U.S. tax jurisdictions, we may have to pay tax in both the U.S. and in non-U.S. countries, and we may be unable to offset any U.S. tax liabilities with non-U.S. tax credits.  If we are unable to manage our non-U.S. tax issues efficiently, our financial condition and the results of operations and cash flows could be adversely affected.  In addition, our base currency is United States dollars.  Accordingly, we are subject to foreign exchange risk through our acquisitions of stocks in non-U.S. public companies.  We attempt to mitigate this foreign exchange risk by borrowing funds in the same currency to purchase the equities.  Significant fluctuations in the non-U.S. currencies in which we hold investments or consummate transactions could negatively impact our financial condition and the results of operations and cash flows.  We also may be unable to effectively and efficiently repatriate funds into the U.S. upon monetization of assets, securities, or businesses not located in the U.S., which could have an impact on our liquidity.

Volatile fluctuations in our insurance reserves could cause our financial condition to be materially misstated.

Our insurance subsidiaries have established reserves that we believe are adequate to meet the ultimate cost of losses arising from claims.  However, it has been, and will continue to be, necessary for our insurance subsidiaries to review and make appropriate adjustments to reserves for claims and expenses for settling claims.  Inadequate reserves could cause our financial condition to fluctuate from period to period and cause our financial condition to appear to be better than it actually is for periods in which insurance claims reserves are understated.  In subsequent periods if we discover an underestimation and pay the additional claims, our cash needs will be greater than expected and our financial results of operations for that period will be worse than they would have been had our reserves been adequately estimated.

The inherent uncertainties in estimating loss reserves are greater for some insurance products than for others, and are dependent on various factors including:

•	the length of time in reporting claims;
•	the range of historical losses among claims;
•	the amount of historical information available during the estimation process;
•	the degree of impact that changing regulations and legal precedents may have on open claims; and
•	the consistency of reinsurance programs over time.

Because medical malpractice liability, commercial property and casualty, and workers’ compensation claims may not be completely paid off for several years, estimating reserves for these types of claims can be more uncertain than estimating reserves for other types of insurance.  As a result, precise reserve estimates cannot be made for several years following the year for which reserves were initially established.  During the past several years, the levels of the reserves for our insurance subsidiaries have been very volatile.  We have had to significantly increase and decrease these reserves in the past several years.  We may need to significantly increase the reserves in the future, and the future level of reserves for our insurance subsidiaries may be volatile.  These increases or volatility may have an adverse effect on our business, financial condition, and the results of operations and cash flows.

If we underestimate the amount of reinsurance we need or if the companies with which we have reinsurance agreements default on their obligations, we may be unable to cover claims made and that would have a material adverse effect on our results of operations and cash flows.

We have reinsurance agreements with reinsurance companies on all of our insurance books of business.  We purchase reinsurance based upon our assessment of the overall direct underwriting risk.  It is possible that we may underestimate the amount of reinsurance required to achieve the desired level of net claims risk, and a claim may exceed the combined value of our reserve and the amount of reinsurance available.  Additionally, our reinsurers could default on amounts owed to us for their portion of the direct insurance claim.  Our insurance subsidiaries, as direct writers of lines of insurance, have ultimate responsibility for the payment of claims, and any defaults by reinsurers may result in our established reserves not being adequate to meet the ultimate cost of losses arising from claims.  If claims made exceed the amount of our direct reserves and the available reinsurance, we may be subject to regulatory action or litigation and our results of operation and cash flows would suffer as a result.
State regulators could require changes to our capitalization and/or to the operations of our insurance subsidiaries, and/or place them into rehabilitation or liquidation.

Beginning in 1994, our subsidiaries, Physicians and Citation, became subject to the provisions of the Risk-Based Capital for Insurers Model Act (the “Model Act”) which has been adopted by the National Association of Insurance Commissioners for the purpose of helping regulators identify insurers that may be in financial difficulty.  The Model Act contains a formula which takes into account asset risk, credit risk, underwriting risk and all other relevant risks.  Under this formula, each insurer is required to report to regulators using formulas which measure the quality of its capital and the relationship of its modified capital base to the level of risk assumed in specific aspects of its operations.  The formula does not address all of the risks associated with the operations of an insurer.  The formula is intended to provide a minimum threshold measure of capital adequacy by an individual insurance company and does not purport to compute a target level of capital.  Companies which fall below the threshold will be placed into one of four categories:  Company Action Level, where the insurer must submit a plan of corrective action; Regulatory Action Level, where the insurer must submit such a plan of corrective action, the regulator is required to perform such examination or analysis the Superintendent of Insurance considers necessary and the regulator must issue a corrective order; Authorized Control Level, which includes the above actions and may include rehabilitation or liquidation; and Mandatory Control Level, where the regulator must rehabilitate or liquidate the insurer.  As of December 31, 2010, all of our insurance subsidiaries’ risk-based capital results exceeded the Company Action Level.  However, we cannot assure you that insurance subsidiaries’ risk-based capital results will exceed the Company Action Level in the future.  If the risk-based capital of any of our insurance subsidiaries fails to exceed the Company Action Level, we will be subject to the regulatory action described above and our results of operations could suffer.

We may not be able to retain key management personnel we need to succeed, which could adversely affect our ability to successfully operate our businesses.

To run our day-to-day operations and to successfully manage newly acquired companies we must, among other things, continue to attract and retain key management.  We rely on the services of a small team of key executive officers.  If they depart, it could have a significant adverse effect upon our business.  John R. Hart, our President and Chief Executive Officer, is key to the implementation of our strategic focus, and our ability to successfully develop our current strategy is dependent upon our ability to retain his services.  Also, increased competition for skilled management and staff employees in our businesses could cause us to experience significant increases in operating costs and reduced profitability.

We use estimates and assumptions in preparing financial statements in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

The preparation of our financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of financial statements and the reported amount of revenues and expenses during the reporting period.  We regularly evaluate our estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The results of these evaluations form the basis for our judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources.  The carrying values of assets and liabilities and the reported amount of revenues and expenses may differ by using different assumptions.  In addition, in future periods, in order to incorporate all known experience at that time, we may have to revise assumptions previously made which may change the value of previously reported assets and liabilities.  This potential subsequent change in value may have a material adverse effect on our business, financial condition, and the results of operations and cash flows.

Because our operations are diverse, analysts and investors may not be able to evaluate us adequately, which may negatively influence the price of our stock.

We are a diversified holding company with significant operations in a variety of business segments.  Each of these areas is unique, complex in nature, and difficult to understand.  In particular, the water resource business is a developing industry in the United States with very little historical data, very few experts and a limited following of analysts.  Because we are complex, analysts and investors may not be able to adequately evaluate our operations and enterprise as a going concern.  This could cause analysts and investors to make inaccurate evaluations of our stock, or to overlook PICO in general.  As a result, the trading volume and price of our stock could suffer and may be subject to excessive volatility.

Fluctuations in the market price of our common stock may affect your ability to sell your shares.

The trading price of our common stock has historically been, and we expect will continue to be, subject to fluctuations.  The market price of our common stock may be significantly impacted by:

•	quarterly variations in financial performance and condition;
•	shortfalls in revenue or earnings from estimates forecast by securities analysts or others;
•	changes in estimates by such analysts;
•	product introductions;
•	the availability of economically viable acquisition or investment opportunities, including water resources and real estate, which will return an adequate economic return;
•	our competitors’ announcements of extraordinary events such as acquisitions;
•	litigation; and
•	general economic conditions and other matters described herein.

Our results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and our future results of operations could fluctuate significantly from quarter to quarter and from year to year.  Causes of such fluctuations may include the inclusion or exclusion of operating earnings from newly acquired or sold operations.  Statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we do business or relating to us specifically could result in an immediate and adverse effect on the market price of our common stock.  Such fluctuations in the market price of our common stock could affect the value of your investment and your ability to sell your shares.  In addition, some investors favor companies that pay dividends, particularly in market downturns.  We have never declared or paid any cash dividends on our common stock.  We currently intend to retain any future earnings for funding growth and, therefore, we do not currently anticipate paying cash dividends on our common stock.

Litigation may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management.  For example, lawsuits by employees, shareholders or customers could be very costly and substantially disrupt our business.  Additionally, from time to time we or our subsidiaries will have disputes with companies or individuals which may result in litigation that could necessitate our management’s attention and require us to expend our resources.  We may be unable to accurately assess our level of exposure to specific litigation and we cannot provide any assurance that we will always be able to resolve such disputes out of court or on terms favorable to us.  We may be forced to resolve litigation in a manner not favorable to us, and such resolution could have a material adverse impact on our consolidated financial condition or results of operations.

Our governing documents could prevent an acquisition of our company or limit the price that investors might be willing to pay for our common stock.

Certain provisions of our articles of incorporation and the California General Corporation Law could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of our company without approval of our board of directors.  For example, our bylaws require advance notice for stockholder proposals and nominations for election to our board of directors.  We are also subject to the provisions of Section 1203 of the California General Corporation Law, which requires a fairness opinion to be provided to our shareholders in connection with their consideration of any proposed “interested party” reorganization transaction.  All or any of these factors could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

We are impacted by international affairs, which directly expose us to the adverse effects of any foreign economic or governmental instability.

Because our investment portfolios in our insurance companies are globally diversified, our business, financial condition, results of operations and cash flows may be adversely affected by:

•	political and economic instability;
•	exposure to fluctuations in exchange rates;
•	the imposition of governmental controls;
•	the need to comply with a wide variety of non-U.S. and U.S. tax laws;
•	volatile interest rates; and
•	general economic conditions outside the United States.

Changes in any or all of these factors could result in reduced market values of our investments, loss of assets, additional expenses, reduced investment income, and reductions in shareholders’ equity due to foreign currency fluctuations.

If equity analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business.  We do not control these analysts.  The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

THE FOREGOING FACTORS, INDIVIDUALLY OR IN AGGREGATE, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS, CASH FLOWS AND FINANCIAL CONDITION AND COULD MAKE COMPARISON OF HISTORIC FINANCIAL STATEMENTS, INCLUDING RESULTS OF OPERATIONS AND CASH FLOWS AND BALANCES, DIFFICULT OR NOT MEANINGFUL.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges.

	Fiscal Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges(1)	N/A	N/A	44.24	144.79	102.1

(1)
“Earnings” is calculated as pre-tax income from continuing operations before noncontrolling interest plus fixed charges less interest capitalized.  “Fixed charges” consists of the sum of interest expensed, interest capitalized and estimated interest within rental expense. An N/A in the table means the Company reported a loss from continuing operations.  The Company had a deficiency of $25.1 million in 2010 and $45.9 million in 2009.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we anticipate that the net proceeds from our sale of any securities will be used for general corporate purposes, including property and business acquisitions, repayment of amounts under our subsidiaries’ bank borrowings, capital expenditures and working capital requirements.  In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that PICO or certain selling shareholders to be identified in a prospectus supplement may sell.  These summaries are not meant to be a complete description of each security.  However, this prospectus and the accompanying prospectus supplement contain the material terms, rights, preferences and privileges of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.  As of March 31, 2011, there were 22,700,004 shares of common stock outstanding.

Common Stock

Voting

For all matters submitted to a vote of shareholders, each holder of common stock is entitled to one vote for each share registered in the shareholder’s name.  Cumulative voting for the election of directors is specifically authorized by our Amended and Restated Bylaws.  Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected.  The votes may be cast for one or more candidates.  Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply.

Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors.  Dividends consisting of shares of common stock may be paid to holders of shares of common stock or cash.  We have never declared or paid cash dividends on our common stock.  We do not intend to pay cash dividends in the foreseeable future.

Liquidation and Dissolution

If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities.

Other Rights and Restrictions

Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities.  Our common stock is not subject to redemption by us.  Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws do not restrict the ability of a holder of common stock to transfer the shareholder’s shares of common stock.  When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “PICO.”  On March 31, 2011, the closing price of our common stock on the NASDAQ Global Market was $30.06.  As of March 31, 2011, we had approximately 505 shareholders of record.

Transfer Agent and Registrar

Computershare Trust Company, N.A. has been appointed as the transfer agent and registrar for our common stock.

Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of the NASDAQ Global Market.  We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions.  The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management.

Preferred Stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the designations, preferences, conversion rights, cumulative, relative, participating optional or other rights, preferences and limitations of each series.  Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock.  Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock.  In some circumstances, the issuance of shares of preferred tock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.  Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock.

Anti-Takeover Effects of Our Charter Documents

Special Meeting Requirements

Our Amended and Restated Bylaws provide that special meetings of shareholders may be called at the request of our board of directors, the chairman of our board of directors, the president, or one or more shareholders entitled to cast not less than one-tenth of the votes at that meeting.

Advance Notice Requirement

Our Amended and Restated Bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders, including proposed nominations of persons for election to the board of directors.  Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary or other appropriate officer of the shareholder’s intention to bring such business before the meeting.  These provisions could have the effect of delaying until the next shareholder meeting shareholder actions that are favored by the holders of a majority of our outstanding voting securities.

Indemnification

Our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws provide that we may indemnify officers and directors for certain acts in excess of indemnification otherwise permitted by Section 317 of the California Corporate Code.

These and other provisions may have the effect of deterring a hostile takeover or delaying a change in control or management of us.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture between us and a trustee that we will name in a prospectus supplement.

The following is a summary of the material provisions of the form of indenture and the debt securities.  This summary is not complete.  We have filed the form of indenture with the SEC as an exhibit to the registration statement which includes this prospectus, and you should read the indenture for the provisions that may be important to you.  In this description of debt securities, the words “PICO,” “we,” “us” or “our” refer only to PICO and not to any subsidiary.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture.  Debt securities may be issued in separate series without limitation as to aggregate principal amount.  We may specify a maximum aggregate principal amount for the debt securities of any series.  The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

The prospectus supplement will set forth:

•	the offering price of the debt securities;
•	the title of the debt securities;
•	the total principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the person who shall be entitled to receive interest, if other than the record holder on the record date;
•	the date the principal will be payable;
•	the interest rate or rates, if any, the date interest will accrue, the interest payment dates and the regular record dates;
•	the place where payments may be made;
•	any mandatory or optional redemption provisions;
•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;
•
if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;
•	any defeasance provisions if different from those described below under “Satisfaction and Discharge; Defeasance;”
•	any conversion or exchange provisions;
•	any obligation to redeem or purchase the debt securities pursuant to a sinking fund;
•	whether the debt securities will be issuable in the form of a global security;
•	any ranking or subordination provisions as may apply;
•	the name and office of any trustee other than that signing the Indenture;
•	any guarantees and provisions related to guarantees;
•	any deletions of, or changes or additions to, the events of default or covenants; and
•	any other specific terms of such debt securities.

Unless otherwise specified in the prospectus supplement:

•	the debt securities will be registered debt securities; and
•	registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.  We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•
issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of, or exchange, any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar.  Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement.  We may designate additional transfer agents or change transfer agents or change the office of the transfer agent.  However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities.  Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;
•	be deposited with the depositary or nominee or custodian; and
•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•
the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary and no successor depositary has been appointed within 90 days of such notice; the depositary has notified us that it has ceased to be a “clearing agency” under section 17A of the Securities Exchange Act of 1934, when it is required to be unregistered, and no successor depositary has been appointed within 90 days of such notice;

•	we determine that the debt securities will no longer be represented by a global note;
•	the depositary has requested us to exchange certain debt securities following the request of a beneficial owner seeking to exercise or enforce its rights under the debt securities; or
•	any other circumstances described in a prospectus supplement.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture.  Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;
•	will not be entitled to physical delivery of certificated debt securities; and
•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security.  Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.”  Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants.  The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.  Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary.  The depositary policies and procedures may change from time to time.  Neither we nor the trustee will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement.  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date.  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.  However, at our option, we may pay interest by mailing a check to the record holder.  The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement.  We may designate additional paying agents, change paying agents or change the office of any paying agent.  However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us.  Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the prospectus supplement, we may consolidate or merge with or into any other person, or have any other person merge with and into us, or sell our assets as, or substantially as, an entirety to any person, or otherwise; provided, however, that

(a)           in case of any such consolidation or merger the corporation resulting from such consolidation or any person other than us into which such merger shall be made shall succeed to and be substituted for us with the same effect as if it has been named herein as a party hereto and shall become liable and be bound for, and shall expressly assume, by a supplemental indenture hereto, executed and delivered to the trustee, the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of each series, if any, appertaining thereto and the performance and observance of each and every covenant and condition of the indenture that are to be performed or observed by us,

(b)           as a condition of any such sale of our assets as, or substantially as, an entirety, the person to which such assets shall be sold shall

(i)           expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of each series, if any, appertaining thereto and the performance and observance of all the covenants and conditions of the indenture that are to be performed or observed by us and

(ii)           simultaneously with the delivery to it of the conveyances or instruments of transfer of such assets, execute and deliver to the trustee a supplemental indenture thereto, in form satisfactory to the trustee, whereby such purchasing person shall so assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities of each series and the performance and observance of each and every covenant and condition of the indenture that are to be performed or observed by us, to the same extent that we are bound and liable,

(c)           either we are the continuing corporation or the successor corporation is a corporation or limited liability company organized under the laws of the United States of America or any state thereof or the District of Columbia, and

(d)           we are not, or such successor corporation is not, immediately after such merger, consolidation or sale, in default in the performance of any obligations under the indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the indenture will define an event of default with respect to any series of debt securities as one or more of the following events:

(1)	failure to pay principal of, or any premium on, any debt security of that series when due;
(2)	failure to pay any interest on any debt security of that series for 30 days when due;
(3)	failure to deposit any sinking fund payment within 30 days of when due;
(4)	failure to perform any other covenant in the indenture continued for 60 days after being given the notice required in the indenture;
(5)	our bankruptcy, insolvency or reorganization; and
(6)	any other event of default specified in the prospectus supplement.

An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately.  If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable.

After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and accrued interest, or other specified amount, have been cured or waived.

Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity.  Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

A holder will not have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;
(2)
the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)
the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

Holders may, however, sue to enforce the payment of principal, premium, if any, or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security without following the procedures listed in (1) through (3) above.

We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

Modification and Waiver

Except as provided in the next two succeeding paragraphs, we and the trustee may make modifications and amendments to the indenture (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) and may waive any existing default or event of default (including, without limitation, through consents obtained in connection with a purchase of, or tender offer or exchange offer for, outstanding securities) with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;
•	reduce the principal, premium, if any, or interest on any debt security;
•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;
•	reduce the percent in principal amount of holders of any debt security required to consent to a supplemental indenture or waiver of default or event of default;
•	change the place of payment where a debt security or interest on a debt security is payable;
•	change the currency in which any debt security is payable; or
•	impair the right to enforce any payment due to the holder.

Notwithstanding the preceding, without the consent of any holder of outstanding securities, we and the trustee may amend or supplement the indenture:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for uncertificated securities in addition to, or in place of, certificated securities;
•	to provide for the assumption of our obligations to holders of any debt security in the case of a merger or consolidation or sale of all or substantially all of our assets;
•	to make any change that would provide any additional rights or benefits to the holders of securities or that does not adversely affect the legal rights under the indenture of any such holders;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of an indenture under the Trust Indenture Act;
•	to conform the text of the indenture to any provision of the “Description of Debt Securities;”
•	to provide for the forms or terms of debt securities in accordance with the limitations set forth in the indenture;
•	to add additional events of default;
•
to provide for the issuance of debt securities in coupon form and to provide for the exchangeability of those debt securities with securities of the same series in fully registered form, making all appropriate changes as necessary;

•
to provide that bearer debt securities may be registrable as to principal, to change or eliminate any restrictions on payment of principal or premium on registered debt securities or on principal, premium or interest on bearer debt securities, or to allow for the exchange of registered debt securities for bearer debt securities, subject to certain limitations;

•	to provide for the appointment of a successor or separate trustee;
•	to add guarantees or to secure any series of debt securities; or
•	to amend or eliminate any provision of the indenture to the extent that no debt security then outstanding is entitled to the benefit of that provision.

The consent of holders is not necessary under the indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

The indenture contains a provision that permits us to elect:

•	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding (“legal defeasance”); or
•
to be released from our obligations under the consolidation, merger and sale of assets covenant and other specified covenants and the related events of default resulting from a breach of these covenants (“covenant defeasance”).

To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and any premium on the debt securities.  This amount may be made in cash and/or U.S. government obligations.  As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action.

If any of the above events occurs, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

Notices

Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing Law

The indenture, any supplemental indenture and the debt securities will be governed by, and construed under, the law of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Regarding the Trustee

The indenture limits the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.  The trustee is permitted to engage in certain other transactions.  However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.  We may issue warrants independently or together with any other securities and warrants may be attached to or separate from the other offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, terms and number of shares of debt securities or common stock purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related debt securities or common stock will be separately transferable;
•	the price at which each share of debt securities or common stock purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.  We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement.  The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis.  The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.  Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.  Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.  Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units.  The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

PICO and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through one or more underwriters or dealers;
•	directly to investors; or
•	directly to investors; or
•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by PICO, if any;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling shareholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;
•	at a fixed public offering price or prices, which may be changed from time to time;
•	at market prices prevailing at the times of sale;
•	at prices related to such prevailing market prices; or
•	at negotiated prices.

If underwriters are used in the sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.  Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities being distributed if they purchase any of the securities.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time.  The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We and/or the selling shareholders, if applicable, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.  The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or in a post-effective amendment.

We and/or the selling shareholders, if applicable, may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.  Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities.  These underwriters, dealers or agents may be considered to be underwriters under the Securities Act.  As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions.  The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us and/or the selling shareholders, if applicable.  In no event will the aggregate discounts, concessions and commissions to any underwriters, dealers or agents exceed eight percent of the gross proceeds.  Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.  Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for PICO and its affiliates in the ordinary course of business.

Shares of our common stock are listed on the NASDAQ Global Market.  Unless otherwise specified in the applicable prospectus supplement, all securities we offer, other than common stock, will be new issues of securities with no established trading market.  Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We may apply to list any series of debt securities or warrants on an exchange, but we are not obligated to do so.  Therefore, there may not be liquidity or a trading market for any series of securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.  The underwriters may also impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.  As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

LEGAL MATTERS

DLA Piper LLP (US) will provide us with an opinion as to certain legal matters in connection with the securities being offered hereby.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of PICO Holdings, Inc. and Subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission, which we refer to as the SEC or Commission.  You can read and copy any documents that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-1004.  The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  Our SEC filings are accessible through the Internet at that website.  Our latest reports on Form 10-K and 10-Q and proxy statement are also available for download, free of charge, as soon as reasonably practicable after these reports are filed with the SEC, at our website at http://picoholdings.com.  The content of our website is not a part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update, modify and supersede this information.  We incorporate by reference the documents listed below that we have filed with the SEC pursuant to the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
•	Current Reports on Form 8-K filed with the SEC on January 6, 2011 and March 4, 2011; and
•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2011.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You can request those documents from:

James F. Mosier
General Counsel
PICO Holdings, Inc.
875 Prospect Street, Suite 301
La Jolla, California 92037
(888) 389-3222

The most recent information that we file with the SEC automatically updates and supersedes older information.  The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

PICO Holdings, Inc.

Common Stock, Preferred Stock, Debt Securities,

Warrants, Purchase Contracts, and Units

$400,000,000

Prospectus

April 1, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be paid by us in connection with the issuance and distribution of the securities described in this registration statement being registered hereby.

Securities and Exchange Commission Registration Fee	$37,268
Legal Fees and Expenses	$50,000*
Accounting Fees and Expenses	$20,000*
Printing Expenses	$15,000*
Blue Sky Fees	*
Transfer Agent Fees and Expenses	*
Trustee Fees and Expenses	*
Miscellaneous	*
TOTAL	$122,268*

*
Estimated expenses only include information that is known at the time of filing this registration statement.  Estimated expenses are subject to future contingencies, including additional expenses for future offerings.

Item 15.  Indemnification of Directors and Officers

Pursuant to provisions of the California General Corporation Law (the “CGCL”), the registrant’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), includes a provision which eliminates the personal liability of its directors to the registrant and its shareholders for monetary damages to the fullest extent permissible under California law.  This limitation has no effect on a director’s liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interest of the registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its shareholders, (vi) under Section 310 of the CGCL (concerning contracts or transactions between the corporation and a director) or (vii) under Section 316 of the CGCL (concerning a director’s liability for improper distributions, loans and guarantees).  The provision does not eliminate liability of a director for any acts or omissions which occurred prior to November 18, 1988, the effective date of the registrant’s amended Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors.  Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the registrant’s shareholders for any violation of a director’s fiduciary duty to the registrant or its shareholders.

The registrant’s Articles of Incorporation also include a section authorizing the registrant to indemnify its officers, directors and other agents through bylaw provisions, agreements with such agents, vote of shareholders or otherwise in excess of the indemnification permitted by Section 317 of the CGCL, subject only to the limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.  The registrant has entered into agreements with its executive officers and directors to provide indemnity to such persons to the maximum extent permitted under applicable law.

The registrant’s Amended and Restated Bylaws expressly provide that the registrant shall have the right to purchase and maintain insurance against any liability asserted against or incurred by officers, directors and other agents, whether or not the registrant would have the power to indemnify such person against the liability insured against.  The registrant has obtained directors and officers liability and company reimbursement insurance policies, referred to as the D & O Policies.  The D & O Policies are subject to customary exclusions.

Section 317 of the CGCL makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, against such liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 16.  Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 31, 2011.

PICO HOLDINGS, INC. By:/s/ JOHN R. HART John R. Hart President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Hart and Maxim C. W. Webb, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), to this Registration Statement and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the United States Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ RONALD LANGLEY Ronald Langley	Chairman of the Board	March 31, 2011
/s/ JOHN R. HART John R. Hart	President, Chief Executive Officer and Director	March 31, 2011
/s/ MAXIM C.W. WEBB Maxim C.W. Webb	Executive Vice President, Chief Financial Officer and Treasurer	March 31, 2011
/s/ JOHN T. PERRI John T. Perri	Vice President and Chief Accounting Officer	March 31, 2011
/s/ RICHARD D. RUPPERT Richard D. Ruppert, M.D.	Director	March 31, 2011
/s/ CARLOS C. CAMPBELL Carlos C. Campbell	Director	March 31, 2011
/s/ KENNETH J. SLEPICKA Kenneth J. Slepicka	Director	March 31, 2011
/s/ KRISTINA M. LESLIE Kristina M. Leslie	Vice Chair and Director	March 31, 2011
/s/ JULIE H. SULLIVAN Julie H. Sullivan, Ph.D.	Director	March 31, 2011
/s/ ROBERT G. DEUSTER Robert G. Deuster	Director	March 31, 2011

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of PICO Holdings, Inc., incorporated by reference to Exhibit 3(i) to Registrant’s Form 10-Q for the quarter ended September 30, 2007
3.2	Amended and Restated Bylaws of PICO Holdings, Inc., incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on May 19, 2009
4.1	Form of Indenture relating to debt securities
4.2
Form of Common Stock Certificate of PICO Holdings, Inc., incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-3 (File No. 333-147547) filed with the Securities and Exchange Commission on November 20, 2007

4.3*	Form of Preferred Stock Certificate
4.4*	Form of Warrant Agreement
4.5*	Form of Purchase Contract
4.6*	Form of Unit Agreement
5.1	Opinion of DLA Piper LLP (US)
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
25.1*	Statement of Eligibility of Trustee on Form T-1

*  To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act.